Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Prothena Corporation plc:
We consent to the incorporation by reference in the registration statements (Nos. 333-196572 and 333-187726) on Form S-8 and the registration statements (Nos. 333-196965, 333-193416 and 333‑203258) on Form S-3 of Prothena Corporation plc of our reports dated February 25, 2016 with respect to the consolidated balance sheets of Prothena Corporation plc as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of Prothena Corporation plc.

/s/ KPMG LLP
San Francisco, California
February 25, 2016